EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

4538 S. 140th St.
Omaha, NE 68137
(402) 614-0258 phone
www.gabrieltechnologies.com

October 27, 2008

Gabriel Technologies Corporation Announces Federal Lawsuit Involving Patent Infringement
and Misappropriation of Technology Against Qualcomm Inc.

OMAHA, NE – October 27, 2008 -- Gabriel Technologies Corporation (GWLK.PK), a homeland security company focused on asset tracking and physical security for the transportation and shipping industries, announced today the filing of a federal court lawsuit against San Diego-based technology giant Qualcomm Inc. (NASDAQ: QCOM) on behalf of Gabriel Technologies and its Trace Technologies, LLC subsidiary.

According to the strongly-worded lawsuit, Qualcomm and its subsidiary, SnapTrack Inc., wrongly appropriated valuable intellectual property that was developed as part of a joint development agreement with Locate Networks, Inc.   Rights under the joint development agreement were acquired by Trace.  The lawsuit has been filed in the U.S. District Court for the Southern District of California, San Diego Division.

The complaint, which seeks over $1 billion in damages, accuses Qualcomm of procuring more than 90 separate patents by falsely claiming ownership and failing to notify Gabriel Technologies about its secret activities. Norman Krasner, SnapTrack’s then vice-president of technology, also is named as a defendant.

“We look forward to providing the court with evidence of Qualcomm’s wrongdoing in this case,” said Ronald E. Gillum, Jr., President of Gabriel Technologies.  “We intend to vigorously prosecute this misappropriation of our valuable intellectual property.”

The disputed technology involves significant refinements and enhancements to what is commonly known as “assisted GPS.”  Assisted GPS allows global positioning technology to be integrated into mobile devices, enabling a wide-variety of wireless services such as driving directions, identifying closest restaurants or banks, and tracking of assets or individuals for safety or in emergency situations.

According to the complaint, Krasner and SnapTrack began taking and unlawfully patenting Locate’s technology, motivated by a desire to add to SnapTrack’s patent portfolio in hopes of enticing an acquisition by a larger company such as Qualcomm.  In 2000, Qualcomm purchased SnapTrack for $1 billion in stock.  The lawsuit states that Krasner and his wife received 300,000 shares of Qualcomm stock.

Gabriel Technologies is asking the court to declare that the company owns the contested technology and related patents and other intellectual property. The lawsuit includes claims against SnapTrack for breach of the joint development agreement.  Also, defendants are accused of fraud, misappropriation, unfair competition and patent infringement.

Gabriel Technologies is being represented by Munck Carter, a Texas-based trial, transactions and technology law firm.  To interview attorney William Munck about the Gabriel Technologies lawsuit, please contact Mike Androvett at 214.559.4630, toll free 800.559.4534, cell 214.507.5456 or e-mail mike@androvett.com.

About Gabriel Technologies Corporation

Gabriel Technologies Corporation is a publicly traded corporation focused on two rapidly growing segments of the homeland security market - asset tracking and physical security.  Through its wholly-owned subsidiary, Gabriel Technologies, LLC, a Nebraska limited liability company, the company designs, develops, manufactures and sells a series of physical locking systems for the transportation and shipping industries collectively known as the War-Lok™ security system. Security has evolved substantially in recent years due to increased risks from theft and terrorism. With the implementation of the award-winning War-Lok™, Gabriel Technologies provides cost-efficient security measures to prevent national and global theft and homeland security issues.  The Company's other wholly-owned subsidiary, Trace Technologies, LLC, a Nevada limited liability company, was formed to develop location based services to enable customers to track assets and personnel worldwide.  For more information, visit www.gabrieltechnologies.com.

Forward-Looking Statements

With the exception of historical information contained in this press release, this press release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to the following: the outcome of pending or threatened litigation; our ability to develop, implement and commercialize new products, solutions and technologies;  the impact of competitors and their current or future products; risks concerning future technology; our financial condition and results of operations, including the availability of future financing as and when required on acceptable terms; and other factors detailed in this press release and in the company's Securities and Exchange Commission filings.  Gabriel Technologies is under no obligation and does not assume any obligation to revise or update any forward looking statement in this press release in order to reflect events or circumstances that may arise in the future.

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